Exhibit A

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Class A Common Stock of Nuvation Bio, Inc. is filed on behalf of each of the undersigned.

Date: February 19, 2021

Omega Fund V, L.P.

By:	Omega Fund V GP Manager, Ltd., by /s/ Ron A. Metzger, Attorney-in-Fact
Omega Fund V GP Manager, Ltd., President and Chief Executive Officer

Omega Fund V GP, L.P.

By:	Omega Fund V GP Manager, Ltd., by /s/ Ron A. Metzger, Attorney-in-Fact
Omega Fund V GP Manager, Ltd., Managing Member

By:	Omega Fund V GP Manager, Ltd., by /s/ Ron A. Metzger, Attorney-in-Fact
Omega Fund V GP Manager, Ltd.

15.